UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                      Pursuant to Sections 13 and 15(d) of
                       the Securities Exchange Act of 1934



                                 August 27, 1998
                Date of Report (Date of earliest event reported)


                           FOSTER WHEELER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

      New York                  1-286-2                    13-1855904
      (State Of                 (Commission                (IRS Employer
      Incorporation)            File Number)               Identification No.)



                            Perryville Corporate Park
                              Service Road East 173
                            Clinton, N.J. 08809-4000
                     (Address of Principal Executive Office)







                                 (908) 730-4000
              (Registrant's Telephone Number, Including Area Code)



                                (Not Applicable)
                         (Former Name or Former Address,
                          if Changed Since Last Report)



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Item 5.  Other Events

         Foster Wheeler Corporation (the "Corporation") announced on August 27, 1998 that it intends to take a pre- and after-tax charge of $175.0 million relating to a waste-to-energy plant located in the Village of Robbins, Illinois (the "Robbins Project") in the third quarter of fiscal 1998. This charge fully reserves for all asset impairments as well as financial guarantees.

         In 1996, the Corporation completed the construction of the Robbins Project. A subsidiary of the Corporation, Robbins Resource Recovery Partners, L.P. (the "Partnership"), is operating this facility under a long-term operating lease with the Village of Robbins as lessor. By virtue of the facility qualifying under the Illinois Retail Rate Law (the "Retail Rate Law") as a qualified solid waste-to-energy facility, it was to earn revenues from sales of electricity to a utility at rates that were to be substantially higher than the utility's "avoided cost." Under the Retail Rate Law, the utility was entitled to a tax credit against a state tax on its gross receipts and invested capital. The State of Illinois was to be reimbursed by the facility for the tax credit beginning after the 20th year following the initial sale of electricity to the utility. The State has repealed the Retail Rate Law insofar as it applied to this facility. Consequently, the Partnership's sales to the utility are being made at the utility's avoided cost, which is not sufficient to recover the cost of operating the facility.

         As described in the Corporation's Quarterly Report on Form 10-Q for the second quarter of 1997 and its Annual Report on Form 10-K for fiscal 1997, the Corporation made an assessment of the factors having significant bearing on the Robbins Project situation. These included consideration of the noncancelable contracts to:

          1.   Receive waste from the surrounding towns,

          2.   Operate the waste-to-energy plant, including maintenance, and

          3.   Deliver electricity under an agreement with Commonwealth Edison.

         At the time, the Corporation believed that the unprecedented action of the Illinois legislature to repeal the Retail Rate Law would be corrected within a two-year timeframe either through judicial relief or legislative action by giving "grandfathered" status to this project. Furthermore, the Corporation believed that if those initiatives were unsuccessful, an alternative purchaser of electricity could be secured that would allow the Robbins Project to at least break even after 1999. Accordingly, in the second quarter of 1997 the Corporation recorded a charge of $60.0 million for probable losses to be incurred until 1999. This period represents the time during which these issues were anticipated to be satisfactorily resolved.

         Recent events have led the Corporation to reevaluate the long-term profitability of the Project. These include the following:

          1. No alternative purchaser for the Robbins Project's electricity has been identified.

          2. Due to deregulation of the power industry, there has been greater competition from independent power producers resulting in lower electricity rates.

          3. The Robbins Project has been experiencing higher operating costs than originally anticipated, particularly labor costs.

          4. The Robbins Project has received lower tipping fees from trash haulers under waste disposal contracts than originally projected.

          5. It appears unlikely that the Corporation will have any successful resolution of its claims in the courts or any relief from the state legislature in the near term.

         As a result of this assessment, the Corporation has concluded that it will not be able to recover the assets currently recorded which relate to the project. Moreover, it is unlikely that the Project will generate sufficient revenues to repay the Project debt, which is funded by the lease payments to the Village of Robbins. Accordingly, the Corporation intends to record a charge of approximately $175.0 million in the third quarter of fiscal 1998 comprised of $95.4 million for asset impairments and $79.6 million under guarantees for which the Corporation is liable.

         The charges against assets comprise the following:

          1. $15.6 million - Unamortized portion of the buyout of Reading, the original partner in the Robbins Project.

          2. $48.3 million - Prepaid lease costs and other miscellaneous costs.

          3.   $22.9 million - Boiler modifications made in 1997 and 1998.

          4. $8.6 million - (a) Cost of transfer station that processes waste for the plant and (b) Equity investment by FW Robbins Inc., a subsidiary of the Corporation, in Skyline Disposal Co. Inc., which delivers waste to the Robbins Project.

         The charges under guarantees for which the Corporation is liable are as follows:

          1. $55.3 million - required contribution to fund debt service reserves which is expected to be made by the year 2000.

          2.   $24.3   million  -  guarantees   of  future  lease  and  interest
               obligations of the Partnership.

         Because the Corporation's financial exposure has been limited to certain guarantees and funding commitments, the provision for losses has been limited to the amount of these guarantees and commitments. The Corporation currently intends to continue to operate the Robbins Project in accordance with the terms of its contractual obligations, although it may continue to generate operating losses.

         This Current Report on Form 8-K contains forward-looking statements regarding future performance. Forward-looking statements are beyond the Corporation's ability to control and in many cases the Corporation cannot predict what factors could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, monetary and fiscal policies worldwide, significant changes in trade policies, changes in project schedules and failure to obtain releases from clients. The Corporation's documents filed with the SEC identify important factors, which could cause actual results to differ materially from those indicated in the forward-looking statements.





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FOSTER WHEELER CORPORATION


DATE:  August 27, 1998                 By: /s/ David J. Roberts
                                       ------------------------
                                       David J. Roberts
                                       Vice Chairman and Chief Financial Officer